Exhibit 99.A

News
For Immediate Release

El Paso Corporation Reports Strong Third Quarter Financial and Operational Results

HOUSTON, TEXAS, November 3, 2009—El Paso Corporation (NYSE:EP) is today reporting third quarter 2009 financial and operational results for the company.

Highlights:

-	$0.23 adjusted diluted earnings per share (EPS) versus $0.35 in 2008. A sharp increase in Pipeline Group earnings was more than offset by lower natural gas and oil prices.

-	2009 adjusted earnings per share guidance raised to $1.15 to $1.20.

-
Third quarter 2009 reported EPS of $0.08 per diluted share versus $0.58 in 2008.   A sharp decline in natural gas prices in the company’s Exploration and Production (E&P) business was the major reason for lower reported earnings.

-	Third quarter 2009 Pipeline Group earnings before interest expense and taxes (EBIT) rose 17 percent from the third quarter of 2008.

-
Third quarter production averaged 732 million cubic feet equivalent per day (MMcfe/d), including 71 MMcfe/d of Four Star volumes.  Strong domestic results, particularly from Haynesville Shale activities, offset delays in Brazil’s Camarupim project.

-	The company announced that its first Eagle Ford shale well was successful and that it had increased its acreage position to 112,000 net acres.

“I am very pleased with our third quarter financial results and the solid execution by our Pipeline and E&P businesses,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation.  “We placed the Piceance Lateral Expansion project in service during the quarter – on time and on budget, while at the same time advancing other projects in our committed backlog as well as new growth opportunities.  In E&P, we continued to generate excellent results from our Haynesville Shale program and have ramped up our activity level to five rigs.  Importantly, we are transferring our Haynesville expertise to the Eagle Ford Shale, where we are off to a great start.  In summary, we are generating consistent results that will provide sustained value creation for our shareholders.”

A summary of financial results for the quarters and nine-month periods ended September 30, 2009 and 2008 is as follows:

Financial Results	Quarters Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share amounts)	2009	2008	2009	2008
Net income (loss) attributable to El Paso Corporation (EPC)	$67	$445	$(813)	$855
Preferred stock dividends	9	9	28	28
Net income (loss) attributable to EPC common stockholders	$58	$436	$(841)	$827

Basic per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.08	$0.63	$(1.21)	$1.19

Diluted per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.08	$0.58	$(1.21)	$1.12

Items Impacting Quarterly Results

Third quarter 2009 and 2008 net income includes the following items:

Third Quarter 2009 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$58	$0.08
Adjustments1
Ceiling test charges	$5	$5	$0.01
Change in fair value of power contracts	6	4	0.01
Change in fair value of legacy natural gas contracts	14	9	0.01
Change in fair value of legacy indemnification and other	16	10	0.01

Impact of E&P financial derivatives 2	118	75	0.11
Adjusted EPS3			$0.23
1 Assumes a 36 percent tax rate, except for international ceiling test charges and 700 million diluted shares
2 Consists of $87 million of gains on financial derivatives, adjusted for $205 million of realized gains from cash settlements
3 Based upon 758 million fully diluted shares and includes income impact from dilutive securities

Adjusted EPS for the quarter do not include $50 million, or $0.04 per share, of early cash settlements of oil derivative contracts that hedged July through September 2009 production that were realized in the first quarter of 2009.

Third Quarter 2008 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$436	$0.58
Adjustments1
Change in fair value of power contracts	$(63)	$(40)	$(0.05)
Change in fair value of legacy indemnification	12	8	0.01

Change in fair value of production-related derivatives in Marketing	(14)	(9)	(0.01)
Impact of E&P financial derivatives 2	(215)	(138)	(0.18)
Adjusted EPS3			$0.35
1 Assumes a 36 percent tax rate and 766 million diluted shares
2 Consists of $158 million of gains on financial derivatives, adjusted for $57 million of realized losses from cash settlements
3 Based upon 766 million fully diluted shares and includes income impact from dilutive securities

Financial Results - Nine Months Ended September 30, 2009

For the nine months ended September 30, 2009, El Paso reported a net loss attributable to EPC common stockholders of $841 million, or $1.21 per diluted share, compared with net income of $827 million, or $1.12 per diluted share, for the first nine months of 2008.  Earnings for the nine month periods of 2009 and 2008, after adjusting for the impacts of production-related derivatives, ceiling test charges and other items, were $0.95 and $1.09 per diluted share, respectively.  A schedule of items affecting year-to-date results is included in the appendix of this release.

Business Unit Financial Update

Segment EBIT Results	Quarters Ended September 30,		Nine Months Ended September 30,
($ in millions)	2009	2008	2009	2008
Pipeline Group	$326	$278	$1,049	$954
Exploration and Production	88	532	(1,536)	1,078
Marketing	(28)	82	34	(131)
Power	(8)	(6)	(25)	4
Corporate and Other	(20)	(5)	4	75
	$358	$881	$(474)	$1,980

Pipeline Group

The Pipeline Group’s EBIT for the quarter ended September 30, 2009 was $326 million, compared with $278 million for the same period in 2008.  Third quarter results benefited from several expansion projects that went into service throughout 2008 and 2009 including the Medicine Bow expansion, the High Plains Pipeline, the Carthage Expansion, and the Totem Gas Storage project.  Third quarter 2009 results were also favorably impacted by lower O&M costs and higher volumes and realized prices on operational sales of gas not used in operations. Total throughput decreased slightly from the third quarter of 2008 as weaker demand due to slower economic conditions was mostly offset by incremental volumes from the recent expansions listed above.  While the pipelines experience fluctuations in throughput, there is no material impact to near-term financial results because a significant portion of revenues are derived from demand charges under long-term contracts.  Third quarter 2009 financial results also improved compared to third quarter 2008 due to the impact of lost natural gas and higher operations and maintenance costs in 2008 as a result of facility damage caused by Hurricanes Ike and Gustav.

During the third quarter of 2009, the Pipeline Group placed the WIC Piceance Lateral Expansion project into service – both on time and on budget.

Pipeline Group Results	Quarters Ended September 30,
($ in millions)	2009	2008
EBIT before adjustment for non-controlling interests	$341	$285
Net income attributable to non-controlling interests	(15)	(7)
EBIT	$326	$278
DD&A	$104	$97

Total throughput (BBtu/d)1	17,757	18,905
1Includes proportionate share of jointly owned pipelines

Exploration and Production
The Exploration and Production segment reported $88 million of EBIT for the quarter ended September 30, 2009, compared with $532 million for the same period in 2008.  The decrease was primarily due to lower realized commodity prices, lower production volumes, lower MTM gains associated with derivative hedging contracts and a $16 million impairment of casing and tubular goods inventory, partially offset by lower cash operating costs and lower DD&A expense.   Third quarter 2009 production volumes averaged 732 MMcfe/d, including 71 MMcfe/d of unconsolidated affiliate volumes.  Third quarter 2008 production volumes averaged 793 MMcfe/d, including 75 MMcfe/d of unconsolidated affiliate volumes.  Production was lower primarily due to a sharp drop in drilling activity in response to lower natural gas and oil prices.  Third quarter 2008 production volumes were negatively affected by 41 MMcfe/d as a result of hurricanes and a tropical storm.  Total per-unit cash operating costs decreased to an average of $1.78 per Mcfe in third quarter 2009, compared with $1.89 per Mcfe for the same 2008 period.  The decrease was primarily due to lower lease operating expenses and production taxes, partially offset by lower production volumes.  Third quarter 2009 lease operating expenses were negatively impacted by $0.19 per unit due to start up costs from the Camarupim project in Brazil.  Additionally, cash operating costs in the third quarter of 2008 included a $20 million, or a $0.30 per-unit reversal of an accrual of a favorable ruling on a legal matter.

Production from the first of four planned wells of the Camarupim project in Brazil began in October.  That well has gross production in excess of 90 MMcfe/d, which is more than 20 MMcfe/d, net to El Paso’s interest.

El Paso also announced that its first Eagle Ford shale well in La Salle County, Texas was recently drilled with a 4,000 foot horizontal lateral and completed with a 16-stage frac.  The well is still cleaning up with volumes steadily increasing. The current flow rate is approximately 6.1 MMcfe/d with a flowing tubing pressure of 5,200 psi.  The company has almost doubled its lease position to 112,000 net acres.  El Paso will maintain a one-rig program as it progresses in this new play.

Exploration and Production Results	Quarters Ended September 30,
($ in millions, except price and unit cost amounts)	2009	2008
Physical sales - natural gas, oil, condensate and NGL	$245	$700
Realized and unrealized gains on financial derivatives1	87	158
Other revenues	11	23
Total operating revenues	$343	$881
Operating expenses2	(246)	(353)
Other income (expenses)	(9)	4
EBIT	$88	$532
DD&A	$93	$191
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	574	615
Oil, condensate, and NGL sales volumes (MBbls/d)	15	17

Total consolidated equivalent sales volumes (MMcfe/d)	661	718
Four Star total equivalent sales volumes (MMcfe/d)3	71	75

Weighted average realized prices including financial derivative settlements
Natural gas ($/Mcf)	$7.37	$8.67
Oil, condensate, and NGL ($/Bbl)4	$82.25	$88.13

Transportation costs
Natural gas ($/Mcf)	$0.24	$0.37
Oil, condensate, and NGL ($/Bbl)	$0.80	$1.18

Per-unit costs ($/Mcfe)
DD&A	$1.54	$2.89
Cash operating costs5	$1.78	$1.89

1Includes a gain of $95 million in 2009 and a loss of $66 million in 2008 reclassified from accumulated other comprehensive income/loss associated with accounting hedges
22009 includes $5 million of ceiling test charges primarily related to buyout fees for a drilling rig contract in Egypt and a $16 million charge related to the impairment of casing and tubular goods inventory.
3Four Star is an equity investment. Amounts disclosed represent the company’s proportionate share
42009 includes approximately $50 million of the $186 million received in the first quarter of 2009 related to the early settlement of $110 per barrel oil derivative contracts originally scheduled to settle July through September of 2009
5Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income

Hedge Positions
As of November 4, 2009, El Paso had derivative positions that provide price protection for approximately 70 percent of its estimated domestic natural gas production for the last three months of 2009.  The natural gas positions have an average floor price of $9.02 per million British thermal unit (MMBtu) on 40.3 trillion British thermal units (TBtu) and an average ceiling price of $14.35 per MMBtu on 32.0 TBtu.  The company also has fixed-price hedges on 0.7 million barrels of crude oil with an average price of $56.48 per barrel.  For 2010, El Paso has natural gas positions that provide an average floor price of $6.41 per MMBtu on 175.0 TBtu and an average ceiling price of $7.24 per MMBtu on 112.5 TBtu.  El Paso’s 2010 positions also included fixed-price hedges on 2.4 million barrels of crude oil with an average price of $74.63.  For 2011, El Paso has natural gas positions that provide an average floor price of $6.00 per MMBtu and an average ceiling price of $8.66 per MMBtu on 136.1 TBtu. Further information on the company’s hedging activities will be available in El Paso’s Form 10-Q.

Other Operations

Marketing

The Marketing segment reported a $28 million EBIT loss for the quarter ended September 30, 2009, compared with $82 million of EBIT for the same period in 2008.  Third quarter 2009 includes a $6 million MTM loss on remaining Pennsylvania-New Jersey-Maryland power contracts, compared with a third quarter 2008 gain of $63 million.  Third quarter 2008 results also include a $17 million gain from proceeds on various Enron bankruptcy claims and a $14 million gain related to changes in the fair value of derivatives intended to manage the price risk of the company’s oil production.

Corporate and Other

During the third quarter of 2009, Corporate and Other reported a $20 million EBIT loss, compared with a $5 million EBIT loss for the same period in 2008.  The EBIT loss in 2009 is greater primarily due to higher legacy environmental remediation costs.

Detailed operating statistics for El Paso’s businesses will be posted at www.elpaso.com in the Investors section.

Webcast Information

El Paso Corporation has scheduled a live webcast of its third quarter 2009 results on November 4, 2009, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section.  During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID #38617810) 10 minutes prior to the start of the webcast.

A replay of the webcast will be available online through the company’s Web site in the Investors section.  A telephone audio replay will be also available through November 13, 2009, by dialing (800) 642-1687 (conference ID #38617810).  If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.

Disclosure of Non-GAAP Financial Measures

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.

El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments, which consist of both consolidated businesses and investments in unconsolidated affiliates.  The company believes that EBIT is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments using the same performance measure analyzed internally by our management. The company defines EBIT as net income (loss) adjusted for items such as (i) interest and debt expense; (ii) income taxes; and (iii) net income attributable to non-controlling interests so that our investors may evaluate the company’s operating results without regard to its financing methods or capital structure. Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, ceiling test and other impairment charges, and cost of products and services divided by total production.  It is a valuable measure of operating performance and efficiency for our Exploration and Production segment. For YTD 2009, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding changes in fair value of power contracts, changes in fair value of legacy natural gas contracts, changes in fair value of legacy indemnification and other  items, the loss related to the sale of notes receivable relating to Porto Velho sale, impact of E&P financial derivatives, ceiling test charges, and the effect of the change in the number of diluted shares.  For YTD 2008, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding changes in fair value of legacy indemnification, the gain related to an adjustment of the liability for indemnification of medical benefits for retirees of the Case Corporation, the gain related to the disposition of a portion of the company’s investment in its telecommunications business, changes in fair value of power contracts, and changes in fair value of the production-related derivatives in Marketing, impact of E&P financial derivatives, and other legacy litigation adjustments.  Adjusted EPS is useful in analyzing the company’s on-going earnings potential.  Full-year 2009 projected EPS is subject to the same adjustments as shown for YTD 2009 Adjusted EPS above plus an expected charge from the reorganization announced on November 3, 2009.   The improvement from original guidance is primarily due to lower DD&A as a result of ceiling test charges during the year.  Projected Adjusted EPS is useful as a indicator or the earnings power of the company.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.

These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), income (loss) before income taxes, operating income or operating cash flows, earnings per share or other GAAP operating measurements.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers.  For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to achieve the targeted costs savings from the announced reorganization; complete planned asset sales; change management risk associated with the reorganization; our ability to pay the dividends declared; changes in unaudited and/or unreviewed financial information; volatility in, and access to, the capital markets; our ability to implement and achieve our objectives in our 2009 plan and updated guidance, including achieving our earnings and cash flow targets; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; our ability to successfully identify and finance new Midstream opportunities; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Certain of the production information in this press release include the production attributable to El Paso’s 49 percent interest in Four Star Oil & Gas Company (“Four Star”). El Paso’s Supplemental Oil and Gas disclosures, which are included in its Annual Report on Form 10-K, reflect its proportionate share of the proved reserves of Four Star separate from its consolidated proved reserves. In addition, the proved reserves attributable to its proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.

Contacts

Investor and Media Relations

Bruce Connery, Vice President
Office:  (713) 420-5855

Media Relations

Richard Wheatley, Manager
Office:  (713) 420-6828

Appendix to El Paso Corporation November 3, 2009 Earnings Press Release

Items Impacting Nine Month Results

Nine Months Ended September 30, 2009 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income (loss) attributable to EPC common stockholders		$(841)	$(1.21)
Adjustments1
Ceiling test charges	$2,085	$1,349	$1.94
Change in fair value of power contracts	(49)	(31)	(0.05)
Change in fair value of legacy natural gas contracts	(4)	(3)	–
Change in fair value of legacy indemnification and other	(9)	(6)	(0.01)
Loss on sale of notes receivable relating to Porto Velho sale	22	22	0.03

Impact of E&P financial derivatives 2	314	201	0.29
Effect of change in number of diluted shares			(0.04)
Adjusted EPS3			$0.95
1 Assumes a 36 percent tax rate, except for international portion of ceiling test charges and loss on sale of notes receivable relating to Porto Velho sale, and 695 million diluted shares
2 Consists of $536 million of gains on financial derivatives, adjusted for $850 million of realized gains from cash settlements
3 Based upon 756 million fully diluted shares and includes income impact from dilutive securities

Adjusted earnings per share include $49 million, or $0.04 per share, of early cash settlements of oil derivative contracts that hedged October through December 2009 production.

Nine Months Ended September 30, 2008 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$827	$1.12
Adjustments1
Change in fair value of power contracts	$83	$53	$0.07
Change in fair value of legacy indemnification	46	29	0.04
Case Corporation indemnification	(65)	(27)	(0.04)
Gain on sale of portion of telecommunication business	(18)	(12)	(0.01)
Other legacy litigation adjustments	(27)	(29)	(0.04)

Change in fair value of production-related derivatives in Marketing	59	38	0.05
Impact of E&P financial derivatives 2	(123)	(79)	(0.10)
Adjusted EPS3			$1.09
1 Assumes a 36 percent tax rate, except for Case Corporation indemnification and other legacy litigation adjustments, and 767 million diluted shares
2 Consists of $45 million of losses on derivatives, adjusted for $168 million of realized losses from cash settlements
3 Based upon 767 million fully diluted shares and includes income impact from dilutive securities

EL PASO CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per common share amounts)
(UNAUDITED)

	Quarters Ended September 30,		9 Months Ended September 30,
	2009	2008	2009	2008

Operating revenues	$ 981	$ 1,598	$ 3,438	$ 4,020

Operating expenses
Cost of products and services	45	68	158	195
Operation and maintenance	346	328	910	874
Ceiling test charges	5	1	2,085	8
Depreciation, depletion and amortization	200	292	653	903
Taxes, other than income taxes	56	70	181	230
	652	759	3,987	2,210

Operating income (loss)	329	839	(549)	1,810

Earnings from unconsolidated affiliates	11	52	42	141
Other income, net	33	(3)	71	52
Noncontrolling interests	(15)	(7)	(38)	(23)
	29	42	75	170

Earnings (loss) before interest expense and income taxes (EBIT)	358	881	(474)	1,980

Adjustment for noncontrolling interests	15	7	38	23
Interest and debt expense	(256)	(221)	(764)	(675)

Income (loss) before income taxes	117	667	(1,200)	1,328

Income tax expense (benefit)	35	215	(425)	450

Net income (loss)	82	452	(775)	878

Net income attributable to noncontrolling interests	(15)	(7)	(38)	(23)

Net income (loss) attributable to El Paso Corporation (EPC)	67	445	(813)	855

Preferred stock dividends	9	9	28	28

Net income (loss) attributable to EPC's common stockholders	$ 58	$ 436	$ (841)	$ 827

Basic earnings per common share
Net income (loss) attributable to EPC's common stockholders	$ 0.08	$ 0.63	$ (1.21)	$ 1.19

Diluted earnings per common share Net income (loss) attributable to EPC's common stockholders	$ 58	$ 436	$ (841)	$ 827

Weighted average common shares outstanding Basic	696	696	695	697
Diluted	700	766	695	767

Dividends declared per EPC's common share	$ 0.05	$ 0.05	$ 0.15	$ 0.13

EL PASO CORPORATION
SEGMENT INFORMATION
(UNAUDITED)

	2009			2008				Year-to-Date
(In millions)	Q1	Q2	Q3	Q1	Q2	Q3	Q4	2009	2008

Operating revenues
Pipelines	$ 733	$ 650	$ 667	$ 720	$ 646	$ 628	$ 690	$ 2,050	$ 1,994
Exploration and Production	700	309	343	603	655	881	623	1,352	2,139
Marketing	53	15	(26)	(57)	(146)	89	31	42	(114)
Power	-	-	-	-	-	-	-	-	-
Corporate and other, including eliminations (1)	(2)	(1)	(3)	3	(2)	-	(1)	(6)	1
Consolidated total	$ 1,484	$ 973	$ 981	$ 1,269	$ 1,153	$ 1,598	$ 1,343	$ 3,438	$ 4,020

Depreciation, depletion and amortization
Pipelines	$ 104	$ 102	$ 104	$ 99	$ 99	$ 97	$ 100	$ 310	$ 295
Exploration and Production	150	91	93	212	197	191	199	334	600
Marketing	-	-	-	-	-	-	-	-	-
Power	-	-	-	-	-	-	1	-	-
Corporate and other (1)	2	4	3	2	2	4	2	9	8
Consolidated total	$ 256	$ 197	$ 200	$ 313	$ 298	$ 292	$ 302	$ 653	$ 903

Operating income (loss)
Pipelines	$ 367	$ 285	$ 294	$ 357	$ 263	$ 241	$ 291	$ 946	$ 861
Exploration and Production	(1,675)	76	97	226	281	528	(2,393)	(1,502)	1,035
Marketing	52	10	(28)	(60)	(154)	82	29	34	(132)
Power	(3)	(5)	(6)	(8)	(5)	(5)	(4)	(14)	(18)
Corporate and other (1)	(10)	25	(28)	35	36	(7)	37	(13)	64
Consolidated total	$ (1,269)	$ 391	$ 329	$ 550	$ 421	$ 839	$ (2,040)	$ (549)	$ 1,810

Earnings before interest expense and income taxes (EBIT)
Pipelines	$ 396	$ 327	$ 326	$ 381	$ 295	$ 278	$ 319	$ 1,049	$ 954
Exploration and Production	(1,685)	61	88	242	304	532	(2,526)	(1,536)	1,078
Marketing	52	10	(28)	(60)	(153)	82	27	34	(131)
Power	4	(21)	(8)	(2)	12	(6)	(3)	(25)	4
Corporate and other (1)	(7)	31	(20)	39	41	(5)	49	4	75
Consolidated total	$ (1,240)	$ 408	$ 358	$ 600	$ 499	$ 881	$ (2,134)	$ (474)	$ 1,980

(1) Includes our corporate businesses, telecommunications business and residual assets and liabilities of previously sold or discontinued businesses.